January 12, 2007

Dear Shareholder,

Since October 2, 2006, I have had the privilege of serving the shareholders of HCP REIT (“HCP”) as your Chairman and interim CEO. During this time of leadership transition, many positive changes have been made; however, I have heard from many shareholders expressing concern about their investment in HCP. I would like to express my sincere apology to each and every shareholder for the undue anxieties that may have been caused during this important and vital time of leadership transition.

While I have only been with HCP for a short time, I’ve spoken with many of you and understand acutely your concerns relating to the safety of your investment and the potential for it to grow in value. I also understand that HCP holds the substantial lifetime investments of some shareholders who are retirees and many other shareholders who are planning to retire in the near future and who look forward to their dividend distribution each month. My hope is that this letter and the following Supplemental Information for Shareholders will help to ease your worries and concerns about the state of your investment and the future of HCP under its current management team.

When I was invited to join HCP as an independent trustee and subsequently asked by the board to take over management of the company, I accepted the challenge, determined to let my work be guided by my core principle values: Doing what is legal, ethical, moral and honest. These values have held me in good stead throughout my career as I gained expertise in creating value in real estate, leading corporate turnarounds, and building and running public real estate companies. I pledge to continue following these guiding principles while in the stewardship of HCP.

A recent spate of miscommunications and false information has been directed at the shareholders of HCP by the company’s former CEO and Chairman, Mr. Allen Hartman. Since his removal from HCP, his strategy has been to channel his frustrations into a campaign of mudslinging that threatens to undermine your investment by creating uncertainty about the current leadership of the company. Until now, I had chosen not to respond to his false statements, accusations, and threats—in essence, turning the other cheek—hoping that his rhetoric would dissipate and he would turn his attention to managing his current business, rather than harming HCP’s shareholders.

After much contemplation, I decided that it was not only unfair, but detrimental to you and the other shareholders for me to remain silent. I find it painful to witness the tenacity of Mr. Hartman’s resentments, which continue to fuel his campaign to misinform HCP’s entire shareholder base. Tactics such as editorializing the truth, taking information out of context, and reporting factually incorrect information have been used to “spin” a story about me and the current board of trustees that is simply false.

At this point, I would like to share with you the truth. With this letter and the following Supplemental Information for Shareholders, I hope to set the record straight about HCP’s past, the recent leadership transition, and the current state of affairs. Also, I have included detailed information about my professional experience to offer you an accurate account of my background and of the business undertakings that I led in the past.

As Thomas Paine once said, “These are the times that try men’s souls.” With the environment of corporate America steeped in scandals, deceptions, and indictments, I am especially distressed that the shareholders of HCP have been unnecessarily drawn into doubt about their investment. I write this letter to you hoping to relieve your fears about the position of the company today, to clarify where we are headed, and to assure you that your investment will be managed to maximize return and minimize risk.

As we move forward, I ask for your assistance in two ways. First, it is well known that resentment poisons the soul. Please join me in encouraging Mr. Hartman to let go of his resentments and use his talents and energy toward good works of building up, rather than tearing down; and to cease the litigation tactics which are very costly to you and all HCP shareholders. Second, I ask for your continued patience and support to give me the time to win your confidence as I lead the company through this transition and into the future.

With the support of the independent board of trustees and a strong management team in place directly employed by HCP, I remain committed to leading the company with integrity to protect and enhance your investment. Your interests—not mine and not Mr. Hartman’s—are my primary concern. I urge you to spend time reading the enclosed Supplemental Information for Shareholders and refer you to www.hcpreit.com for ongoing updates and communications.

I will continue to keep you informed about our plans for HCP, which include its profitable growth and listing on a national stock exchange in the future. As shareholders, you are entitled to honest and straightforward information about your investment in HCP. In closing, I bid you my sincere apology for what you have had to endure and thank you in advance for your patience, support, and, in time, your confidence.

Sincerely,

James C. Mastandrea
Chairman and Interim CEO

Supplemental Information
for Shareholders

For more information, please visit
www.hcpreit.com

HCP REIT | Hartman Commercial Properties REIT	P 713 827 9595
1450 W. Sam Houston Parkway N., Suite 111, Houston, Texas 77043	F 713 465 8847

Supplemental Information

CONTENTS

Section 1	Events that Led to HCP REIT’s Leadership Change	1
	Relationship between HCP REIT, Mr. Allen Hartman and Hartman Management
	Problems with Listing HCP on a Stock Exchange
	Board Concerns over Mr. Hartman’s Management of HCP
	Exposure of Mr. Hartman’s Unethical Business Dealings and Undisclosed Problems
	Personally Benefiting before HCP Shareholders
	Conflicts of Interest
	Lack of Requisite Licensing
	Undisclosed Litigation Problems

Section 2	Insights into HCP’s Leadership Transition	3
	My Appointment as an HCP Independent Trustee
	Removal of Mr. Hartman and Hartman Management
	My Election to and Acceptance of the Role of Chairman and Interim CEO On Compensation

	Mr. Hartman’s Consequent Actions: Continuing Costs to Shareholders

Section 3	James C. Mastandrea: Professional Experience	5
	Professional History
	Correcting False Information: Setting the Record Straight

	First Union	6
	Background of the Paired-Share REIT Structure
	History
	Tax Benefits of Paired-Share REITs
	My Stewardship of First Union
	First 90 Days
	Successful Defense against First Proxy Fight
	Growth from Five-Year Strategic Plan
	Paired-Share Structure Used to Acquire Parking Properties
	Strategy Yields Significant Shareholder Return on Investment
	Hotel Takeover Triggers Paired-Share Scrutiny
	Hedge Funds Take over First Union by Proxy
	Facts about Closure of My Formal Relationship with First Union
	On Compensation
	My Commitment to First Union’s Shareholder Interests
	First Union Stock on My Last Day and Since
	First Union in Summary

	Eagles Wings	10
	Effect of 9/11/2001
	Lessons Learned from Eagles Wings

	Paragon	11
	An Accurate Portrayal of Paragon’s History
	Paragon’s Delisting
	No Stipulations of an HCP Roll-up into Paragon

Section 4	HCP 2007 and Beyond	13
	HCP Today and Accomplishments to Date
	Approval and Implementation of Five-Year Business Plan
	Positioning for Listing
	Summary

Supplemental Information

SUPPLEMENTAL INFORMATION FOR SHAREHOLDERS

Section 1 Events that Led HCP REIT’s Leadership Change

Relationship between HCP REIT, Mr. Allen Hartman and Hartman Management

HCP REIT (“HCP”) came into existence resulting from a roll-up of commercial properties originally acquired in partnerships controlled by Mr. Allen Hartman. From inception, HCP was externally managed and advised by Hartman Management, which is 100% owned by Mr. Hartman. He received an approximate 10% equity interest in non-voting HCP partnership units, and owns another 2% to 3% of HCP’s voting stock. He received equity interest when HCP purchased properties from Hartman Partnerships, which he controlled. Mr. Hartman’s ownership interest was derived by a formula that provided him with a percentage of the total value of the real estate that HCP purchased from the Hartman Partnerships. The percentage he received was based on an estimated appreciated value of the properties, over the value they were purchased in the Hartman Partnerships. Currently, Mr. Hartman receives approximately $70,000 in monthly dividends ($840,000 annually) from HCP.

Problems with Listing HCP on a Stock Exchange

For three years, shareholders have been promised liquidity of their investment in HCP stock. In August 2005 the board engaged investment bankers and securities counsel for HCP to commence an IPO process. HCP engaged RBC Capital Markets (“RBC”), a nationally-known investment banking group, as the lead managing underwriter, as well as Bass, Berry & Sims PLC (“Bass Berry”), a nationally-recognized REIT law firm. Both RBC and Bass Berry advised Mr. Hartman and the board that the financial market would not accept an IPO by HCP as long as it was externally managed and advised by Hartman Management. Consequently, Mr. Hartman proposed that HCP purchase Hartman Management for $10 million, a value he determined based on a multiplier of 2 x Revenues of the company. He repeated his proposal of $10 million one year later when I joined the board as an independent trustee, and at the October 2, 2006 board meeting.

In calculating Hartman Management’s value, Mr. Hartman restated the company’s total revenues for years 2002, 2003, 2004 and 2005. He justified the restatement claiming that he personally, and/or his management company did not take the full amount of management fees according to the property management agreement and the advisory agreement between HCP and Hartman Management—agreements which he negotiated and executed for both parties.

The board appointed a special committee of independent trustees to consider the acquisition of Hartman Management. The trustees have rejected Mr. Hartman’s proposal several times for reasons including:
•	Hartman Management was not profitable.
•	Hartman Management received 70% of its revenues from HCP and the independent trustees refused to pay $10 million to purchase essentially the revenue stream that HCP provided.
•	Company acquisitions are typically based on a multiple of earnings before interest, taxes, depreciation, and amortization, not revenue determined by self valuation.
•	The purchase would have been dilutive to HCP shareholders.
•	Mr. Hartman had failed to inform the trustees that he previously received the benefit for Hartman Management when he valued the properties at the time of sale to HCP from Hartman Partnerships.

On the day that Mr. Hartman was terminated, he continued to try to sell his management company to HCP, and in materials that he has circulated, still considers a roll-up of Hartman Management essential to an IPO for HCP. This is completely unnecessary as management of HCP is fully internalized and functioning.

Supplemental Information

Board Concerns over Mr. Hartman’s Management of HCP

The independent board of trustees’ concerns about Mr. Hartman’s stewardship of the REIT escalated. Though property operations were strained, cash continued to flow to HCP. When I joined the board in July 2006, HCP was selling stock through a continuous offering at $10/share. Proceeds from the offering were being used from time to time to pay down portions of HCP’s $75 million line of credit. Subsequently, the line of credit was drawn upon to pay operating expenses and dividends. Prior to my joining the board, the trustees discovered, by means other than Mr. Hartman’s disclosure, that the financial condition of HCP had deteriorated to the point of cash flow being inadequate to cover operating expenses and dividends. To address this, the board passed a resolution requiring Mr. Hartman to place the equity proceeds raised monthly into a separate account. This resolution was ignored.

The board had additional concerns with Mr. Hartman’s management of HCP. When I accepted stewardship of HCP on October 2nd, the following conditions existed with HCP:
•	Dividends had recently been reduced from 7% to 6%.
•	Cash flow was declining in 22 of 37 HCP-owned properties acquired from Hartman Partnerships.
•	Overall property occupancy was slightly over 80%, a declining number from prior years.
•	Maintenance and capital improvements had been substantially deferred.
•	Operating expenses had significantly increased.
•	Hartman Management employee morale was low with turnover exceeding 70%.
•	HCP was paying Hartman Management approximately 70% of its total revenues for management and leasing services.
•	HCP had no strategic business plan.

Exposure of Mr. Hartman’s Unethical Business Dealings and Undisclosed Problems

A series of unethical business situations began to surface regarding Mr. Hartman’s management tactics and strategies. Events that were never disclosed to the board demonstrate Mr. Hartman’s unethical position of placing his personal interests before those of HCP shareholders.

Personally Benefiting before HCP Shareholders

On Labor Day weekend of 2006, Mr. Hartman benefited personally from the illiquidity of HCP’s shares. He seized a corporate opportunity that could have benefited all of the shareholders when he acquired approximately 30,000 shares of HCP stock from a fellow shareholder at $4.84/share. Concurrently, he was selling stock in the continuous offering at $10/share.

Conflicts of Interest

Glaring conflicts of interest between Mr. Hartman, Hartman Management, Hartman Partnerships, and HCP became increasingly more apparent as investigations continued.

Lack of Requisite Licensing

It was discovered that neither Mr. Hartman nor Hartman Management had a real estate broker’s license—a requirement in the state of Texas for providing third party brokerage and leasing services to HCP. Mr. Hartman’s offering memorandum shows that Hartman Management is entitled to a brokerage fee with no evidence of a license.

Undisclosed Litigation Problems

Mr. Hartman and Hartman Management were defendants in a $1 million lawsuit from an HCP shareholder. The litigation did not include HCP as a defendant and went to mediation. This lawsuit was not disclosed to the board until just days before the October 2nd board meeting. It was brought to light when Mr. Hartman requested that the trustees approve by “written consent” a $1 million purchase of shares from the shareholder. In effect, Mr. Hartman was directing the board to settle a personal lawsuit against him with HCP shareholder funds.

Supplemental Information

Section 2 Insights into HCP’s Leadership Transition

My Appointment as an HCP Independent Trustee

I was invited to and accepted joining the HCP board of independent trustees in July 2006. I interviewed with the independent trustees and they considered my personal and professional background and experience and its usefulness to HCP. My education and professional history include considerable breadth and depth of experience in real estate, as well the private and public capital markets. When I joined the HCP board, I had no intention of running the company. I was interested in advising Mr. Hartman on reaching HCP’s goals of becoming listed on a stock exchange and profitably growing the company to $1 billion. At the time, I was involved in a recapitalization of Paragon Real Estate Equity and Investment Trust (“Paragon”) and starting a new real estate development venture. Since I assumed responsibility as Chairman and interim CEO for HCP, I have devoted most of my time to HCP’s business.

Soon after I joined HCP’s board, it became apparent that there were concerns relating to Mr. Hartman’s leadership. Problems included the following:
•	Information and analysis was not provided to trustees in advance of board meetings.
•	Factual information—typically limited to Mr. Hartman’s personal notes—was handed out just moments before the start of a meeting.
•	Financial reports were provided only quarterly.
•	Property occupancy was provided as an overall average that grouped partnership properties with HCP properties and combined all asset classes.
•	Rules and regulations were disregarded, such as lack of a brokerage license.
I experienced this personally as the newest trustee, when Mr. Hartman avoided showing me HCP properties, and instead steered me toward partnership properties.

Removal of Mr. Hartman and Hartman Management

For more than a year, the independent board of trustees was dealing with numerous problems and concerns with Mr. Hartman and Hartman Management culminating in a combination of factors that precipitated the board’s decision to terminate the various relationships with entities controlled by Mr. Hartman. First, the board’s desire to position HCP for listing on a stock exchange required terminating the property management relationship with Hartman Management and forming internal management of HCP. Second, the relationship between Mr. Hartman and the board was growing increasingly contentious. Problems were exacerbated as Mr. Hartman continued to:
•	Refuse to work in good faith with the board.
•	Fail to provide information to the board on a timely basis.
•	Neglect to address conflicts of interest between his management company and HCP.
•	Ignore questionable operating performance to the detriment of the shareholders.
•	Place his personal interests before HCP shareholder interests.

By the end of September 2006, the independent trustees were faced with a decision: Either collectively agree to resign, or agree to terminate the various relationships with Mr. Hartman and his management company. To protect the shareholders from further injury the board took the following actions on October 2, 2006:
•	Removed Mr. Hartman as Chairman, President, and CEO.
•	Terminated HCP’s property management agreement with Hartman Management.
•	Permitted the advisory agreement between HCP and Hartman Management to expire.

My Election to and Acceptance of the Role of Chairman and Interim CEO

I was asked only two weeks prior to the October 2nd board meeting if I would consider assuming responsibilities as Chairman and interim CEO for HCP. Based on the HCP’s great potential and my concern for the welfare of the shareholders, I agreed to assume the stewardship which entailed building a management company from ground zero, securing HCP’s listing on a stock exchange, and growing the company.

Supplemental Information

On Compensation

My financial arrangements with HCP include an annual salary of $200,000. I have no contract, bonus plan, incentives, stock, or stock options at this time. The trustees believe that management should be incentivized by receiving rewards based upon performance. Management’s performance should be measured on its ability to profitably grow the per share value of HCP, thereby increasing shareholder value. Based on this success, management’s rewards would be in the form of an incentive ownership stock compensation system, in which I would participate. My commitment to HCP is to restore shareholder confidence and restructure, rebuild, and profitably grow the company. It is my intention to accomplish this without compromising my principles of doing what is honest, as well as legally, ethically and morally right. My experience has proven time and again that linking these principles to the culture and philosophy of leadership sets a high standard that ensures success and the rewards that follow.

Mr. Hartman’s Consequent Actions: Continuing Costs to Shareholders

Since his removal, Mr. Hartman has taken actions that continue to cost shareholders money, create uncertainty among investors and shareholders, and distract the current management’s attention away from fixing the problems that existed. His unwholesome tactics have included:
•	Contacting shareholders directly with misinformation and efforts to undermine HCP.
•	Publishing a website that posted inflammatory information and comments.
•	Distributing materials to shareholders to undermine confidence in the current management team.
That Mr. Hartman’s motives are founded in resentment and fear further demonstrates the soundness of the board’s decision to part ways with him to protect shareholder interests.

Shareholders have had to bear approximately $800,000 of legal costs, thus far, due to Mr. Hartman’s lack of cooperation in accepting his termination. These costs stem from HCP being forced to:
•	Remove Mr. Hartman and Hartman Management from operating the properties through the courts.
•	File restraining orders and injunctions to force him to turn over the properties, operations, documents, and cash accounts that rightly belong to HCP.
•	Prevent him from misleading shareholders in a way that would substantially subordinate and diminish their investment value in HCP.

Since mid-November, Mr. Hartman has attempted to escalate litigation to the point that you and the other shareholders will be sympathetic to his position. He has:
•	Embarked on an illegal consent solicitation.
•	Filed a frivolous counterclaim in state court.
•	Asked for a temporary restraining order (which was denied) in state court in Houston related to actions taken by the board.
These tactics are illegal, unproductive, and costly. He is expending shareholder monies to try to wrest control of HCP so he can perpetuate his conflicts of interest and attempt to collect $10 million for a management company that is truly valued at less than $500,000.

Finally, Mr. Hartman claims that he is owed large sums of money due to termination of the management agreement and refusal to renew the advisory agreement. The board of trustees and I contest this claim as it is unfounded and not supported by the language of the advisory agreement. We hope and expect that we can win dismissals of these litigation claims to stem the flow of unnecessary and costly expenditures which is interfering with HCP listing on a stock exchange and hampering our ability to execute an IPO.

Supplemental Information

Section 3 James C. Mastandrea: Professional Experience

Over the course of my career, I have developed in-depth expertise in the real estate industry.

Professional History

After serving our country in the military for two years, I obtained a bachelor’s degree in finance and economics, followed by a master’s degree in economics from Miami University, Oxford, Ohio. Upon graduation, I launched my professional career as a financial analyst and spent seven years in commercial and real estate banking at two major banks—Mellon Bank, Pittsburgh and Continental Bank, Chicago (now Bank of America).

In 1977 I became president of Continental Homes, Chicago, a $30 million home building subsidiary of American Continental Homes, a public home building company.

In 1978 I formed Midwest Development Corporation (“MDC”) to develop, build, own, operate, lease, and manage real estate. MDC has created approximately $2.5 billion of commercial and residential real estate valued in 2006 dollars. I guided MDC through the development and construction of residential, commercial and mixed-use properties on more than 600 suburban acres of land acquired around Chicago. In addition, MDC created a major real estate and waterfront/marina development fronting Lake Michigan in Racine, Wisconsin, near Chicago.

In July 1993, when I was asked by the board of trustees at First Union Real Estate Investments (“First Union”) to become Chief Operating Officer, my real estate experience expanded to include publicly traded REITs; and on January 1, 1994, I became Chairman, President, and CEO. In 1999 I invested in and solely-owned an aviation business called Eagles Wings based in Cleveland, Ohio. And in 2003 I became Chairman and CEO of Paragon.

Based on my extensive background in real estate and my specialized expertise in operating and growing real estate companies, the board of trustees of HCP invited me to join the board as an independent trustee in July 2006 and then elected me as Chairman and interim CEO, roles which I accepted on October 2, 2006.

I have been a director on numerous boards and chaired many. Since 1995, I have served on the Foundation Board of Cleveland State University, and I am also currently serving on the board of University Circle, Inc. in Cleveland, Ohio. For the past five years, as a nationally-recognized expert in real estate, I have been invited to speak four to five times a year at national real estate industry and institutional investor conferences on topics such as “Value-Added Real Estate,” “REITs,” “Alternative Investments,” and “Governance.”

Correcting False Information: Setting the Record Straight

Litigation filed against HCP’s management inaccurately portrays three of my previous professional undertakings: First Union, Eagles Wings, and Paragon. To set the record straight, following is an accurate portrayal of those business ventures for your consideration.

Supplemental Information

First Union

First Union, a Cleveland-based corporation, was established in the early 1960s making it one of the oldest REITs in the country and one, of only a few, that had a unique paired-share structure that permitted it to own operating businesses in addition to real estate. First Union’s diversified portfolio of commercial real estate included office, retail, parking and apartment properties.

Background of the Paired-Share REIT Structure

History

The paired-share REIT was a short-lived anomaly in the REIT provisions of the Internal Revenue Code (the “Code”). REITs are required to invest primarily in real estate and forego other operating businesses. For a short time in the mid-1970s, the Code was amended to permit a REIT’s shares to be paired with the shares of an operating company and the two entities would trade as a single unit.

In the mid-1970s approximately four paired-share REITs existed. They were grandfathered to enable a REIT to operate and manage its own properties. At First Union, this meant that for each share of First Union stock that a shareholder owned, he or she also owned and received a share of First Union Management—the shares were “paired” together.

Tax Benefits of Paired-Share REITs

The operating business of a paired-share REIT was designed to enable the REIT to manage the properties it owned. REITs do not pay a corporate income tax because they pass substantially all of the dividends to shareholders who in turn pay an income tax. Real estate operating companies do pay a corporate income tax, and the dividends they pass on to shareholders are also taxed. Essentially, a paired-share REIT would lease all of its properties to the management company and, in doing so, net out only the overhead, thus enabling it to pass the corporate taxable income of the operating company as income on real estate through the REIT as a tax-free dividend to its shareholders. The REITs that benefited from this unique structure were primarily those that owned and managed hotels.

My Stewardship of First Union

I joined First Union in mid-1993 and became Chairman and CEO effective January 1, 1994.

First 90 Days

On the last trading day of 1993, the stock closed at $9.625/share on the New York Stock Exchange. Prior to my appointment as CEO, First Union’s earnings per share had declined from $1.53 in 1989 to $0.77 in 1993 on approximately the same number of shares outstanding throughout the period. In 1993 operating income was approximately $0.57/share, depreciation and capital improvements essentially offset each other, and the annual dividend rate was approximately $0.72/share. Thus First Union was not covering its dividend with operating cash flow. Within 90 days of assuming leadership of First Union, the board of trustees voted unanimously to cut First Union’s quarterly dividend from $0.18/share to $0.10/share in order to operate within its means. In response to the dividend cut, the stock settled in the $6 range. The board used $6/share as the base line measurement for my tenure.

Successful Defense against First Proxy Fight

During the first year of my stewardship, we instituted a five-year strategic plan to reorganize, restructure and grow the business. However, the low stock price resulting from the dividend cut led to the first of two proxy fights. First Union successfully defended its first proxy fight against an acknowledged “greenmailer” called Turkey Vulture Fund. The legal cost was approximately $1.6 million, or about $0.09/share. The second proxy fight would come in 1997.

Supplemental Information

Growth from Five-Year Strategic Plan

Implementation of the five-year strategic plan between 1994 and 1996 resulted in First Union’s revenues increasing approximately 10.1% above the 1993 level and income from operations declining primarily due to legal costs, accounting changes, and higher interest costs. With growth in revenues and operating cash flow, the dividend was increased in 1995 by $0.01/share and in 1996 by $0.03/share. Consequently, the stock price rose. On December 31, 1996 the price was $12.125/share—26% higher than on the day I became CEO in 1994 and more than double the $6/share price following the dividend cut.

Paired-Share Structure Used to Acquire Parking Properties

Under my watch, First Union was utilizing the paired-share REIT structure to acquire developable land in urban cities being used for parking lots. We also acquired controlling interest in Imperial Parking, a parking management company in Vancouver, Canada. By late 1997, First Union’s portfolio of parking properties that were owned, leased, or managed under contract included 1,400 parking lots and 240,000 parking spaces throughout the United States and Canada. In addition, the portfolio consisted of more than 15,000,000 square feet of shopping malls, office buildings, and apartments.

Strategy Yields Significant Shareholder Return on Investment

Fulfillment of the strategy to enter the parking industry generated significant additional revenue, operating income, and growth potential. By the end of 1997, First Union’s total assets were approximately $1 billion, roughly 230% greater than on January 1, 2004. On December 31, 1997, First Union’s stock reached $16.75/share, or approximately 180% higher than when I assumed responsibility of the company as CEO. Investors were rewarded with a 29% compounded annual rate of return from March 1994 through December 1997.

Hotel Takeover Triggers Paired-Share Scrutiny

In the mid-1990s, with the advent of the hotel REIT, the paired-share structure drew new attention. This special structure became the subject of intense scrutiny due to the fight for control over ITT-Sheraton. Hilton Hotels had made a bid for ITT-Sheraton and thought it was the winning bidder until Starwood Hotels, a paired-share REIT, made a topping bid of over $1 billion. Starwood was able to top Hilton’s bid because of its paired-share REIT status. The avoidance of a double tax at the operating hotel management company level allowed it to pay more than Hilton, which was a traditional tax-paying C-corporation. Starwood’s success in bidding for ITT-Sheraton prompted arbitrage-oriented investors to flock to the few paired-share REITs in existence.

Hedge Funds Take over First Union by Proxy

In 1997 several hedge funds including Gotham Partners, a New York-based hedge fund, Apollo Real Estate Investments, Franklin Mutual Advisors, Inc., and Cerberus Partners accumulated large blocks of First Union stock, betting that First Union’s value would be enhanced by its paired-share status.

At the same time, I became aware of the lobbying efforts by Hilton to legislatively remove the benefits of the paired-share REIT structure. Based on the knowledge that the paired-share structure was endangered, I made a strategic decision to discontinue accumulating non-real estate assets. The hedge funds that had accumulated First Union stock disagreed with this strategy and initiated actions to take control of the company and seize its paired-share structure by means of a proxy fight.

On January 28, 1998, Gotham and the other three hedge funds initiated the second proxy fight of my tenure brought on by their interest in the arbitrage opportunity represented by acquiring the paired-share structure of First Union. Having acquired a controlling interest in First Union, Gotham filed a preliminary proxy statement to elect its slate of three trustees, along with six additional trustees. This would bring the number of First Union’s board members to 15 and give Gotham nine members, as well as the majority on First Union’s board. Noteworthy is the fact that the hedge funds never made a tender offer for First Union, instead creating a proxy contest believing that gaining control by proxy was less expensive than paying a premium to the existing shareholders.

Supplemental Information

For all practical purposes, my responsibilities at First Union ended the day Gotham filed its proxy statement. During the following four months in 1998, the operating business of First Union was at a standstill. I worked with the board of trustees to formulate a plan to protect the significant shareholder value that had been created.

Facts about Closure of My Formal Relationship with First Union

The following clarifies misinformation that has been published about the closure of my formal relationship with First Union.

On Compensation

During my tenure as CEO, my cash compensation (salary and bonus) was $365,761; $389,745; $435,908 and $585,416 for 1994 through 1997, inclusive. The total values of my stock grants were reflected in my severance package in 1998.

I was the largest individual shareholder of First Union with over 1.3 million shares and options. Over one million of these shares and options were earned based on the increases in net operating income per share and were tied to a target share price. If the target was met or a change of control occurred, the restrictions on the shares and options were released. I also had an employment agreement. Combined, my shares, options, and employment contract were to pay over $17 million following a change in control.

My Commitment to First Union’s Shareholder Interests

It was my choice to permit the First Union board to terminate my contract (“without cause”) and employment prior to the shareholder meeting for a payment of approximately $3.5 million (consisting of severance pay and the “in-the-money” value of vested options, which amounted to $2.2 million after tax withholding) and the vesting of approximately 125,000 shares of restricted stock (at the time, worth approximately $885,000 net of withheld taxes).

In a May 1998 First Union press release announcing my termination, Russell Gifford, Chairman of the Independent Special Committee of the board stated:

Over the years, Jim has made a substantial contribution to the Trust. He has upgraded the Trust’s portfolio through the redevelopment of existing properties, acquisitions and the sale of underperforming properties. Among other things, Jim was responsible for the Marathon acquisition, which was the largest and most profitable acquisition in the Trust’s history. Proposed tax legislation, which would eliminate the favorable tax status of the stapled-stock and paired-share REITs such as First Union, and the proxy contest with Gotham have, however, profoundly changed the future for the Trust. We were unable to access the capital markets in the spring, which curtailed Jim’s plans for further investment and growth, particularly in the parking business. The character of our shareholders has also changed dramatically. Our largest shareholders now include Gotham Partners, Apollo Real Estate Investments, Franklin Mutual Advisors, Inc., Cerberus Partners, and their affiliates, and we suspect that a large portion of our other shareholders are like-minded investors who have followed Gotham into First Union shares. Gotham has gone so far as to initiate a proxy contest to take control of the Trust’s Board of Trustees at tomorrow’s Annual Meeting. Whether or not Gotham succeeds in the proxy contest, we believe that it is in the best interests of the Trust and its shareholders for Jim to step down in order to facilitate the appointment of a new Chief Executive Officer who is more acceptable to our shareholder base.

Supplemental Information

First Union Stock on My Last Day and Since

On the day I chose to step down from First Union, the closing price of First Union on the New York Stock Exchange was $10.625/share, which was more than $4/share (or 67%) higher following the dividend cut, which was only three months after I took charge on January 1, 1994.

On May 19, 1998, the other First Union trustees were ousted. The stock price trended steadily downward after the original trustees and I had departed, closing on December 31, 1998 at $5.75/share; on December 31, 1999 at $4.75/share; and on December 31, 2000 at $2.56/share. Since December 2000, the stock has not traded above $6.84/share. Most of the excessive charges against earnings after I had departed were costs that Gotham incurred in taking control of First Union.

First Union in Summary

This explains why First Union was in litigation and why the REIT was of importance to the hedge funds. The trustees and I made the decision to fight for what rightfully belonged to shareholders—this was not an action I embarked on alone. Eight years ago, litigation related to the proxy fight was filed. The lawsuit was directed at determining if Gotham was permitted to vote. A judgment was entered permitting Gotham to vote their shares. I was not charged with any illegal, dishonest, or immoral actions. In summary, First Union was very successful under my reign and resulted in substantial returns for shareholders.

Supplemental Information

Eagles Wings

As a licensed private pilot for more than 20 years with a passion for aviation, I was drawn to invest in a Citation Jet along with a Fixed Base Operation (“FBO”). In 1999 a Cleveland bank approached me about acquiring an aviation services business that was in default on its debt obligations. The business consisted of an FBO specializing in service of corporate and general aviation that included fueling, hangar rentals, maintenance, avionics, charter and leasing. Intrigued by the business, I considered a roll-up of multiple FBOs around the country. I invested approximately $1 million of my own money and set out to learn the business. I had no partners or investors in the venture; the monies at risk were solely my own.

For more than a year I spent 14 hours a day working with approximately 60 employees. The most satisfying part of the business was that we leased our jet to a local hospital to provide an average of 120 annual flights for lifesaving organ transplants. The least satisfying aspect of the business was the very low profit margins associated with the very high degree of risk.

Effect of 9/11/2001

After one year, I decided that aviation was not a business I wanted to be in for the long term. While negotiating with the bank to transition the business back through a receivership, the September 11, 2001 terrorist attacks occurred. The attacks devastated the aviation business. More than 25% of similar businesses did not survive due to newly imposed, costly government restrictions and regulations. I placed the company into Chapter 11 bankruptcy in March 2002 on the advice of an attorney, which transitioned to Chapter 7 bankruptcy, and the company was returned to the bank.

Lessons Learned from Eagles Wings

My Eagles Wings’ venture and experience enabled me to appreciate the background and expertise I had developed in real estate and it taught me other valuable lessons. From this vantage point in my career I see that:
•	Eagles Wings served the needs of many people, the most gratifying of which was our lifesaving organ transplant flights.
•	The tragic impact of 9/11—one of the most catastrophic events in this country’s history—turned the aviation industry upside-down and caused many businesses to fail, including Eagles Wings.
•
While disappointed with the final outcome of the business, I was willing to take a risk with my own money and did not use money from other investors for a business venture in which I was learning the operations.

•	My expertise is in real estate. While I have a passion for aviation, my vocational life is better served by lending my expertise to the real estate industry and enjoying flying as an avocation.

Supplemental Information

Paragon

Upon joining the HCP board as an independent trustee, I held, and continue to hold, the position as Chairman and CEO of Paragon. At present, Paragon is publicly traded over-the-counter and is in conformance with all SEC regulations and guidelines. Since the HCP independent board of trustees asked me to assume responsibilities as Chairman and interim CEO on October 2, 2006, I have devoted most of my time to HCP and only minimal time to Paragon.

An Accurate Portrayal of Paragon’s History

John Dee, who is the new Chief Operating Officer for HCP, and I first became involved with Stonehaven (which the company was called before it was renamed Paragon) on March 4, 2003 (not on November 5, 1999, as falsely asserted elsewhere by Mr. Hartman, which was the date when the stock was moved from trading on the NASDAQ Small Cap market to the American Stock Exchange (the “Amex”)). The closing price for Stonehaven’s shares on the Amex was $0.15/share. The accurate history of the price of the stock follows:
•	$4.375/share on March 1, 2000
•	$1.7656/share on March 1, 2001
•	$0.30/share on March 1, 2002
•	$0.15/share on March 4, 2003 (the day Mr. Dee and I first became involved with Stonehaven)
•	$0.38/share on December 31, 2006

In Stonehaven’s Annual Report on Form 10-KSB filed March 29, 2000, the company reported for the 12 months ending December 31, 1999 total assets of approximately $43 million, shareholders’ equity of approximately $14 million, and a net loss available to common shareholders for 1999 of approximately $1.4 million. Over the ensuing three years, Stonehaven’s total assets declined to $28.1 million, $14.8 million, and $9.9 million, and its shareholders’ equity declined to $10.5 million, $7.1 million and $4.2 million at December 31, 2000; 2001; and 2002, respectively. As of March 31, 2003—27 days after Mr. Dee’s and my participation began—the company’s balance sheet showed total assets of $9.8 million and shareholders’ equity of $2.8 million.

During this same period, Stonehaven reported net losses to common shareholders of $9 million for 2000, $3.3 million for 2001, and $4.2 million for 2002, and $245,000 for the three months ended March 31, 2003. Stonehaven also issued approximately 900,000 shares of common stock and approximately 785,000 shares of Series A convertible preferred stock. It acquired a software company, which caused Stonehaven to lose its REIT status. Thus, by the time Mr. Dee and I became the executive officers of Stonehaven, much of the shareholder value had been lost, and the company had only $800,000 of cash with an overhead of more than $100,000 per month.

On June 30, 2003, the shareholders approved:
•	Recapitalizing Stonehaven, when I initially exchanged a small apartment complex for an aggregate price, of less than $3 million that was paid in partnership units convertible into common stock.
•	Renaming the company to Paragon Real Estate Equity and Investment Trust.

Paragon was acquired and capitalized for the purpose of acquiring, owning, and operating well-located but underperforming multifamily residential real estate. In particular we were working with a major bank to acquire their 1% investment interest in 350 low income housing properties comprising 42,000 apartment units. Our management team sought other acquisitions of underperforming apartment properties. At the time I was asked to join the HCP board of independent trustees, my plan for Paragon was to have it continue as a publicly traded shell, as we were actively pursuing a real estate development venture that ultimately could have become associated with Paragon.

Supplemental Information

When we initially became involved with Paragon, we sold four commercial properties for cash consideration of approximately $800,000, which gave the company liquidity to continue operating, and the return of approximately 2.9 million common shares of Paragon from the purchasers.

Paragon’s Delisting

Prior to my involvement in Paragon, the company reported five consecutive years of operating losses and the decline in shareholders’ equity to less than $4 million. Because of this, on December 1, 2004, Paragon was notified by the Amex that it did not meet the continued listing requirements. Management presented a plan to Amex involving an increased focus on seeking acquisitions and raising new equity, and Amex agreed to delay delisting for 12 months in order to give management time to execute its plan.

On September 26, 2005, Paragon entered into an agreement to purchase a portfolio of well-located, underperforming apartment properties for a price of $64.7 million. Ferris, Baker Watts, Incorporated was engaged as underwriter of an offering, and Paragon subsequently filed on October 24, 2005 a Registration Statement on Form S-2 for the offer and sale of common stock to consummate the acquisition. On November 14, 2005, approximately three weeks after filing the registration statement, Ferris, Baker Watts verbally informed Paragon that market conditions would not allow it to move forward with the offering. This was disclosed in Paragon’s Annual Report on Form 10-KSB filed on March 21, 2006. On December 9, 2005, Amex gave notice that it intended to delist the Paragon common stock pursuant to the letter delivered a year earlier. Paragon formally withdrew its registration statement on Form S-2 in January 2006, and its stock was delisted and began to trade on the OTC Bulletin Board on February 14, 2006.

No Stipulations of an HCP Roll-up into Paragon

To clarify assertions that have been falsely reported by Mr. Hartman, there have been no board discussions regarding a reverse merger of HCP into Paragon. In fact, Mr. Dee and I executed certificates under the Sarbanes-Oxley Act of 2002 with respect to Paragon’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, in which it is stated:
•
On page 16 of Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations, that Paragon’s independent trustees subscribed and paid cash for Series C preferred shares to cover operating losses as stated on pages 20 and 21 of the Management’s Discussion and Analysis.

•
On page 16 of Management’s Discussion and Analysis, that I received Series C preferred shares in lieu of compensation. The trustees of Paragon likewise took Series C preferred shares in lieu of trustees’ fees. The Series C preferred shares issued for my salary and the trustees’ fees was done solely to save cash, and the shares received are likely worth little.

Supplemental Information

Section 4 HCP 2007 and Beyond

HCP Today and Accomplishments to Date

When the board of trustees asked me to take the helm of HCP as Chairman and interim CEO, the company had no offices, telephones, employees, or property and tenant information databases. I am amazed at—and delighted to report—the progress we have been able to make in the first 90 days of my stewardship of HCP. Within the first 90 days of my involvement, the management team and I have:
•	Built an entire internal management company consisting of 47 people who fill 95% of our needs.
•	Commenced to fully function with this internalized management team.
•	Implemented state-of-the-art computer systems.
•	Addressed our operating and leasing problems and implemented programs to become more competitive.
•	Developed a close working relationship with our bank group.
•	Structured the company to meet the investment banker’s and the outside counsel’s criteria to list HCP and have it traded on a stock exchange.
•	Created and received approval of a five-year business plan.

Approval and Implementation of Five-Year Business Plan

In December, our trustees approved a five-year business plan—the first such plan in the company’s history—to profitably grow HCP on a per share basis. This plan:
•	Addresses our needs with our existing portfolio to maximize value.
•	Considers a growth plan for each of the next five years.
•	Suggests strategies for expansion and diversification into new markets.
•	Outlines steps necessary for listing the company with a stock exchange.
•	Offers methods to link management’s interest with shareholders through a management incentive ownership program to be proposed to shareholders for their consideration and vote.

Positioning for Listing

The decision to list HCP publicly is important and should be made in 2007. Based on my experience in public companies, it is my opinion that listing at this time would not be prudent. To strategically position the company for optimal success, prior to listing we need to:
•	Gain positive momentum through the implementation of the business plan.
•	Demonstrate the stability of property operations.
•	Increase cash flow.
•	Make acquisitions to attract new investors.
•	Garner the following of several industry analysts.
When HCP is listed, our shareholders will then have liquidity and the ability to choose whether to sell their stock or stay with HCP as we grow the company.

Summary

My brief time at HCP has been both challenging and exciting. Know that I am committed to HCP and to accomplishing the goals set forth in the five-year business plan. I consider it an honor and a privilege to serve shareholders and to lead and develop employees. The success of our work as a company will be measured by output, not input; and you, the shareholders, will be the judge. Thank you for taking the time to read the Supplemental Information for Shareholders provided, and I encourage you to visit our website at www.hcpreit.com for ongoing updates about HCP.